Exhibit 99.1

VF CORPORATION APPOINTS BRACKEN DARRELL

AS PRESIDENT AND CEO

Darrell will join VF following an exceptional 10-years

as President and CEO of Logitech International

DENVER (June 20, 2023) – VF Corporation (NYSE: VFC), a leading portfolio of lifestyle brands, today announced that its Board of Directors has appointed Bracken Darrell as President and CEO, effective July 17, 2023. Darrell will join VF from Logitech International S.A., where he served as President and CEO since 2013.

In connection with Darrell’s appointment, Benno Dorer, who has served as VF’s Interim President and CEO since December 5, 2022, and a member of VF’s Board since 2017, will remain a VF Board member. Richard Carucci, a VF Board member since 2009 and Interim Chair of the Board during VF’s recent leadership transition period, has been named Chair of the Board of VF.

“VF’s Board of Directors couldn’t be more pleased with our appointment of Bracken as VF’s 12th CEO in the company’s 124-year history,” said Carucci. “We conducted an extensive search and determined that Bracken has all the attributes to excel in this role. He is a transformational and visionary business leader with a strong track record of performance across multiple industries. Throughout his career, he has demonstrated an outstanding ability to enhance design capabilities, delight consumers, and accelerate revenue growth and margin expansion. His broad executive management and deep international experience make him uniquely suited to partner with and guide VF’s executive team and 35,000 talented associates around the world to fuel an exciting new future for the company. We are highly confident that under Bracken’s leadership, VF will achieve new levels of success that will make its associates, investors, and stakeholders proud.”

Darrell has proven experience in business leadership, product innovation, and brand management roles with blue-chip companies. He will take the helm at VF following an exceptional 10-years as the President and CEO of Logitech International where he is credited with a turnaround of Logitech’s business by expanding into new categories and improving market share through the introduction of new and innovative products and the elevation of design as a pillar of the company’s strategy. Under Darrell’s leadership, Logitech expanded into more than 20 new product categories, more than doubled revenue, and achieved a tenfold increase in market capitalization.

Prior to Logitech, Darrell held international leadership roles of increasing responsibility at Procter & Gamble where he was President of Braun globally, the Whirlpool Corporation where he was President of EMEA, and General Electric. Early in his career, upon graduating business school, Darrell held brand management roles with Procter & Gamble and is credited with leading the turnaround of the Old Spice brand. He received a B.A. from Hendrix College and an MBA from Harvard Business School.

Darrell is a purpose-driven leader who emphasizes the importance of social responsibility, including environmental sustainability. At Logitech, he wove social responsibility into the company’s mission and strategy and built its reputation as a sustainability leader within the tech industry. In addition, Darrell is highly focused on equity in the workplace and has been a featured speaker on the topic of corporate diversity and inclusion.

“It’s an honor and privilege to have the opportunity to serve as President and CEO of VF,” said Darrell. “Like millions of people around the world, I love VF’s iconic brands. I’m so impressed by this organization’s sustained ability to keep its portfolio of brands at the forefront of culture over time during its 124-year history. I look forward to working closely with the Board, leadership team and the talented associates across VF to build on the initiatives underway to strengthen business performance and drive strong and sustainable growth and shareholder value creation. I can’t wait to get to work.”

Commenting on Dorer’s service as VF’s Interim President and CEO, Carucci added: “I know I speak on behalf of VF’s Board of Directors and global workforce when I extend my deepest gratitude to Benno for serving as Interim President and CEO. His passion for VF’s brands and overall love for the company is evident and served as a strong north star that guided his leadership actions during this transition. While in the role, Benno engaged with and energized VF’s global teams, sharpened execution and strengthened the company’s financial stability and discipline. He has done an excellent job preparing for this handoff to Bracken and I know he’ll continue to make meaningful contributions as a member of VF’s Board.”

About VF Corporation

Founded in 1899, VF Corporation is one of the world’s largest active-lifestyle companies which connects people to the activities and experiences they cherish most through a portfolio of outdoor, active, workwear and streetwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Media Contact:

Craig Hodges

corporate_communications@vfc.com

Investor Contact:

Allegra Perry

ir@vfc.com